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Exhibit 16

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

        We were previously the principal accountants for Vitacube Systems Holdings, Inc. (formerly known as Instanet, Inc.) and, under the date of February 12, 2003, we reported on the financial statements of Vitacube Systems, Inc. (the predecessor company to Instanet, Inc.) as of and for the years ended December 31, 2002 and 2001. Spicer Jeffries LLP's professional liability insurance coverage for public reporting companies was not renewed by our previous insurance carrier and we have been unable to obtain new insurance coverage for Public Registrants. Due to this development, we resigned our appointment as Vitacube Systems Holdings, Inc.'s principal accountants on March 19, 2004. We have read Vitacube Systems Holdings, Inc.'s statements included under Item 4 of its Form 8-K dated March 24, 2004, and we agree with such statements. However, we are not in a position to either agree or disagree with Vitacube Systems Holdings, Inc.'s statement that they have engaged new auditors.

/s/ SPICER JEFFRIES LLP

Greenwood Village, Colorado
March 24, 2004

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  Exhibit 16